Filed Pursuant to Rule 424(b)(3)

Registration No. 333-163704

PROSPECTUS SUPPLEMENT

(To prospectus dated November 10, 2010)

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

This prospectus supplement (this “Supplement”) supplements and amends the prospectus included in the post-effective amendment No. 1 to our registration statement (File No. 333-163704) filed on November 10, 2010 and declared effective by the U.S. Securities and Exchange Commission on November 23, 2010 (as so amended and supplemented, the “Prospectus”), which relates to the sale of up to 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share (“ADS”), of Amarin Corporation plc, by the selling shareholders named in the Prospectus or their transferees, pledgees, donees or other successors in interest. This Supplement does not relate to our issuance of additional Ordinary Shares or ADSs beyond the 119,512,556 originally covered by the Prospectus.

This Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

Our ADSs are listed on the NASDAQ Capital Market, the principal trading market for our securities, under the symbol “AMRN.”

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF OUR ANNUAL REPORT ON FORM 10-K INCLUDED IN THE ABOVE-REFERENCED PROSPECTUS AS WELL AS THE RISK FACTORS AND OTHER INFORMATION CONTAINED IN DOCUMENTS WE FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND WHICH ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 9, 2012.

The information in the table appearing under the caption “Selling Shareholders” commencing on page 7 of the Prospectus is hereby supplemented and amended by adding the information below with respect to selling shareholders not previously listed in the Prospectus, and by superseding the information with respect to selling shareholders listed below as of or prior to the date of this Supplement.

The information set forth in the table below is current as of April 5, 2012. Since the date on which we were provided with the information regarding their security ownership in Amarin Corporation plc, selling shareholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities. Accordingly, the information provided herein and in the Prospectus for any particular shareholder may understate or overstate, as the case may be, such shareholder’s current ownership.

Selling Shareholder	Ordinary Shares Owned Prior to Offering (Including Ordinary Shares underlying warrants)	Percentage of Ordinary Shares Owned Prior to Offering	Ordinary Shares to be Offered	Ordinary Shares to be owned upon completion of offering	Percentage of Ordinary Shares to be owned upon completion of offering
OTA LLC (4)(39)(40) One Manhattanville Road Purchase, NY 10577	941,800	0.689%	941,800	0	0%

(4)	Pursuant to the terms of the 2009 Private Placement, the selling stockholder has certain registration rights and rights of first refusal to purchase up to its pro rata share of any offering by the Company of Ordinary Shares or any other class or series of its capital stock.
(39)	Sofinnova Venture Partners VII, L.P. transferred to OTA LLC warrants to purchase 941,800 Ordinary Shares.
(40)	Based on the number of Ordinary Shares outstanding on April 5, 2012, and calculated in accordance with Rule 13d-3 of the Exchange Act.